Exhibit 21

Subsidiaries of the Company

Name of Subsidiary	State or Region of Incorporation
ABC Cable Networks Group	California
ABC Family Worldwide, Inc.	California
ABC Holding Company, Inc.	Delaware
ABC, Inc.	New York
American Broadcasting Companies, Inc.	New York
Buena Vista Television	California
Buena Vista Home Entertainment, Inc.	California
Buena Vista International, Inc.	California
BVS International N.V.	Netherlands Antilles
Disney Enterprises, Inc.	California
Disney Magic Company Limited	California
Disney Wonder Corporation	California
Disney/ABC International Television, Inc.	New York
Disney Vacation Development, Inc.	Florida
EDL S.N.C. Corporation	California
ESPN Classic, Inc.	New York
ESPN, Inc.	Delaware
Euro Disney Associes S.N.C.	France
Euro Disney Investments, Inc.	California
Euro Disney S.A.S.	France
Hammersmith Enterprises Limited	Cayman Islands
Hong Kong Disneyland Management Limited	Hong Kong
International Family Entertainment, Inc.	Delaware
Jetix Europe Channels B.V.	Netherlands
Miramax Film Corp.	New York
The Walt Disney Company Limited	England
Touchstone Television Productions, LLC	California
TWDC (Japan) Ltd.	Japan
Walt Disney Pictures and Television	California
Walt Disney World Co.	Florida
Walt Disney International Limited	England
Walt Disney International France, S.A.S.	France
Walt Disney World Hospitality & Recreation Corporation	Florida